Exhibit 99.1

Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

  MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and welcome to the Modine Manufacturing Company Second Quarter 2013 Earnings Call Presentation. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, today's conference call is being recorded.

I would now like to introduce your host today for today's conference, Ms. Kathy Powers, Vice President, Treasurer and Investor Relations. Ms. Powers, please begin.

Kathleen T. Powers, Vice President, Treasurer & Investor Relations

Thank you and thank you for joining us today for Modine's second quarter fiscal 2014 earnings call. With me today are Modine's President and CEO, Tom Burke; and Mick Lucareli, our Vice President Finance and Chief Financial Officer.

We will be using slides for today's presentation. Those links are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our company website modine.com. Also, should you need to exit the call prior to its conclusion a replay will be available through our website beginning approximately two hours after the call concludes.

On slide two is an outline for today's call. Tom and Mick will provide comments on our second quarter results and review our revenue and earnings guidance for fiscal 2014. At the end of the call, there will be a question-and-answer session.

On slide three is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today's earnings release as well as in our company's filings with the Securities and Exchange Commission.

With that, it is my pleasure to turn the call over to Tom Burke.

Thomas A. Burke, President & Chief Executive Officer
Thank you, Kathy, and good morning, everyone. I am pleased to report that Modine reported another solid quarter with improvements in revenue, earnings and cash flow. We delivered adjusted earnings per share for the quarter of $0.16, up 23% from the prior year. Our revenues were up 7% with year-over-year sales increases in all segments on a constant currency basis. Our outlook is consistent with the previous quarter with mixed markets resulting in flat-to-moderate growth in each of our segments.

Mick will provide some more details on our financial results in a few minutes. But first, I'd like to comment briefly on our segment results and outlook.

Turning to page six, revenue was up 2% in the North America segment with higher sales to commercial vehicle, automotive and specialty vehicle customers offsetting the decreas to sales to off- highway customers. The North American off-highway segment continues to be pressured by weak demand particularly for the heavy industrial equipment. Overall, given the offsetting revenues in these diverse markets, the $3.6 million increase in tooling sales primarily accounted for the revenue increase during the quarter.

Looking forward, we expect mixed market conditions in North America to continue for the remainder of fiscal 2014. We expect heavy truck production to decline 5% to 10%, medium truck production to increase 5% to 10% and the off-highway markets to be flat to down 5% versus last year. We anticipate that the heavy industrial segment of the off- highway market in particular will be down year-over-year. We believe there is a potential for this portion of the off-highway market to further weaken in the second half of the year with particular weakness expected in our third quarter.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

As a result, we expect revenue for the North America segment to remain fairly flat for the balance of the year. Please turn to page seven. Our Europe segment's year-over-year sales increased 17% in the second quarter driven by the impact of the stronger euro, higher sales to automotive and commercial vehicle customers and a $5 million increase in tooling sales. Excluding the impact of currency, sales were up 11%. We continue to expect the broad European auto sector to be flat to down 5% this fiscal year, but so far the German premium auto market has performed well. This provides Modine Europe with a good sales mix as German automotive sales account for a significant portion of our total European revenues. We had expected the commercial vehicle markets to be down 5% this year. However, we did realize another quarter of higher sales from this market, more than half of which was from existing Euro 5 products with the rest being from the continued ramp up of Euro 6 programs.

As we reported last quarter, we continue to see a modest pre-buy of our Euro 5 trucks, which was a benefit to us in the first half of the year. However, we anticipate that we'll see a drop in the fourth quarter when the Euro 6 mandate becomes effective. Admittedly, European truck sales are difficult to predict with this major transition impacting the market. In Europe, our operational focus is on two areas: completing our restructuring program and continuing the ramp up our new commercial truck radiator programs.

We're still experiencing manufacturing inefficiencies with our new truck programs. Labor and overhead costs are significantly higher than we anticipated and that is causing margins for these products to be lower than we originally planned. We have made the necessary investments to stabilize our operations for these important programs. One new geographic growth area for Modine Europe is in Russia. We have been awarded a new program with a leading Russian commercial vehicle manufacturer and in September, launched the assembly of radiator cooling modules for this program at a new Modine assembly facility in Central Russia. The initial volumes will be small, but will expand over time providing significant revenue growth in a new and expanding market.

Moving to South America on page 8, excluding currency impacts, sales were up 5%. The rate of growth has slowed in Brazil due in part to the recent nationwide unrest and associated labor disputes. Sales of commercial vehicles have slowed as some of our customers stopped production during the quarter as a result of the disputes. We expect these disruptions to be minimal over the next three months. Our outlook for the current fiscal year for this segment is for 15% to 20% growth in commercial vehicles sales after the sharp decline in fiscal 2013. We also expect to experience growth in agricultural equipment and the aftermarket. However, we are concerned about the slowing economic growth in the region and expect the lower market growth rates in the second half of the year, particularly compared to the strong fourth quarter last year.

Please turn to page nine. Our Asia segment sales increased by 17% with increased sales to automotive customers in India and the off-highway customers in China and Korea. In China, we continue to improve our position in the automotive cooler market and are preparing for several program launches in the fourth quarter. Market conditions in China remain fairly stable, but generally flat.

China's excavator market is expected to see moderate growth this year, primarily in lower-tonnage units. However, because we generally participate on high-tonnage equipment, we do not expect to see a significant benefit from this market growth.

Turning to page 10, sales in our Building HVAC business were up 3% in the quarter, driven by sales in the UK. Our Airedale business in the UK was having a great year prior to the September 6 fire that destroyed our manufacturing facility. The good news is, no one was injured and we are swiftly beginning the recovery and rebuilding process. The team has done a remarkable job getting our IT infrastructure back in place, securing customer relationships and orders, and beginning to move operations into a temporary facility. I'm pleased to report that we've been successful in retaining the vast majority of the orders we had in our backlog at the time of the fire with customers agreeing to defer delivery until we are back up and running.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
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Our Airedale team continues – continues to move swiftly to reestablish operations in our temporary facility. We're in the process of ordering machinery and equipment and performing the necessary refurbishments at the temporary site to start production as quickly as possible. We are already producing smaller condensing units and expect to begin shipping a wide range of products next month.

In addition, we are currently working on plans to rebuild our Airedale facility on the existing site, and we anticipate this process will take at least 18 months. I am extremely grateful all of our employees safely evacuated the premises and that no injuries were suffered, and I am confident that not only will we recover from the setback, but that we will merge stronger, and better than ever.

Also in September, we announced that we have entered into negotiations to acquire Barkell Limited, a manufacturer of custom built air handling units located in the U.K. Barkell will provide us with an expanded product offering in the air handling segment, which will highly complement our strong computer air conditioning position in the UK. We anticipate that the deal will close later this fiscal year, subject to the completion of our due diligence process.

In North America, our commercial HVAC business was down slightly in the quarter, but we are still anticipating growth for the year. Our current backlog going into the heating season is up significantly from the prior year. However, we did realize lower sales from our school products group. In North America, we are launching several new products this fall including a new smaller cabinet size for our rooftop ventilation line, which will broaden our offering, as well as two new energy efficient school HVAC package units.

And with that, I'd like to turn over to Mick for an overview of our financial performance, and guidance.

Michael B. Lucareli, Vice President, Finance & Chief Financial Officer

Thanks, Tom, and good morning, everyone. Please turn to slide 12, and I'll review the income statement. As Tom mentioned, we had another strong quarter with a 7% increase in sales. On a constant currency basis, sales increased 6%. This was driven by volume increases in all five business segments with the largest impact in Europe.

As reported, the gross margin increased 20 basis points to 15.7%. Consistent with prior reports, we can only classify certain costs as restructuring, shown in a separate line on the P&L, and the gross profit was negatively impacted by $2.1 million of accelerated depreciation of production equipment that's been phased out in Europe. Excluding the accelerated depreciation, gross margin improved 80 basis points to 16.3%. This margin improvement was primarily due to higher sales volume and favorable material costs during the quarter.

As expected, the impact of favorable material costs was less than we saw last quarter, as we began passing on the lower cost to our customers. You could see the SG&A expense was higher than the prior year. Part of this is due to $0.5 million of costs we incurred related to the UK fire. This amount relates to our insurance deductable and the write-off of leashold improvements that we cannot recover. Also, we are accruing this year for higher incentive compensation expenses. And lastly, I want to point out that SG&A in the prior year benefited from a $2 million reversal of an acquisition related liability in our South America segment.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

Please note that during the quarter, we recorded $600,000 on the restructuring line, primarily related to severance costs in Europe. Our GAAP earnings per share for the quarter was $0.10, and our adjusted earnings per share was $0.16. These adjustments include $0.05 for restructuring charges and accelerated depreciation in Europe and $0.01 for losses relating to the Airedale fire.

Turning to slide 13, year-to-date free cash flow increased $22 million to nearly $28 million. In this quarter, free cash flow was $22 million representing a $9 million improvement over the prior year. The improvement was driven by higher operating cash flow, which resulted from stronger operating earning and to a lesser extent by insurance proceeds. Our full year target for capital spending remains in the $60 million range, and the stronger cash flow is continuing to strengthen our balance sheet. Net debt-to-capital is 27% and our cash had increased to nearly $60 million. Also during the quarter, we renewed our revolving credit agreement. In doing so, we were able to increase the size of our revolver from $145 million to $175 million, extend the term to five years, lower our borrowing costs, and increase in flexibility in terms, conditions and other covenants.

Moving onto slide 14, let's take a closer look at North America on the left hand side, where as Tom mentioned first quarter sales were up 2%. The segment performed well and gross margin improv ed significantly to 17.1%. The improvement was due to positive mix and favorable material costs. SG&A increased as expected by $2.7 million on a year-over-year basis. This was due to higher compensation-related expenses, and lower recovery of development costs compared to the prior year. Please note also that there was an asset impairment charge in the prior year related to idle manufacturing facilities. These facilities have now been sold. Overall, operating income for the segment increased $4.8 million over the prior year.

Now, looking at our European business segment on the right hand side, there is a lot going on right now in Europe. We had a very solid quarter in Europe, with sales up 11% from the prior year, on a constant currency basis, excluding any tooling sales, the underlying business was up 6%.

As reported, gross margin declined year-over-year, however, there are a couple of items that attributed to this decline. As previously mentioned, Europe's cost of sales included $2.1 million of accelerated depreciation. Excluding these costs, the gross margin would have been 12.1%. The prior year was also positively impacted by a large commercial pricing settlement, and last, Tom mentioned that launch inefficiencies in Europe are keeping our margins below targeted levels.

Our SG&A was down $2.2 million, versus the prior year, as a direct result of restructuring actions, and higher recovery of development costs. Excluding all of the restructuring related costs, operating income increased $1.2 million over the prior year.

Moving on to slide 15, we have a look at our South America and Asia business segments. Sales in South America were up 5% or $1.7 million on a constant currency basis. The gross margin was up 130 basis points to 18.2%, on higher sales volume and improved aftermarket pricing. SG&A was lower in the prior year due to the reversal of an acquisition related liability of $2 million that I mentioned at the beginning. And adjusting for the impact of this accrual reversal, operating income for the segment would have improved by about $0.2 million.

Now, looking at the right side at our Asia segment, second quarter sales increased by $2.4 million or 17%. The gross margin improved significantly due to higher sales volume, the favorable material costs and also cost improvements in our manufacturing process. The results show an operating loss of $1.1 million, but this represents a $1.2 million improvement over the prior year. As Tom mentioned, we have program launch activity in India and China that should continue to add sales volume, which is critical to this segment moving towards breakeven.

And on slide 16 is our commercial products or building HVAC business. Sales were up $900,000 or 3% despite the fire at our Airedale facility, which halted production in the UK for the last three weeks of the quarter. Our gross margin declined due to a less favorable product mix and SG&A increased $1.1 million from the prior year primarily due to higher compensation related expenses and the previously mentioned $500,000 of losses from the UK fire. This should be the extent of the losses impacting this segment as insurance proceeds are expected to cover the remaining expenses. However, we will continue to experience lost profits for the second half of the year and we will not record income for insurance proceeds related to the loss profits until those insurance proceeds are received.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

And at this point, we're unsure of the timing of those payments. Including all impacts of the fire, operating income declined from the prior year by $1.4 million.

So, now let's turn to fiscal 2014 guidance on slide 17. We said several times, we're off to a strong start and we're holding our full year guidance despite the fire at our Airedale facility. Although we expect to eventually recover the lost profits, we may not receive payments during this fiscal year. This could therefore have an impact on this year's earnings which we have factored into the range in our guidance. We're estimating SG&A to be in the range of $180 million given the current run rate. We remain cautious about some of our end markets in the second half of the fiscal year. In North America, there will be the customary seasonal shutdowns along with ongoing softness in the off-highway markets. In Europe, the commercial vehicle market may experience a slowdown after the January implementation of new emissions regulations.

In addition, we are working to improve the operational inefficiencies that have been impacting our margins in that region. And as you look at the quarterly trend there are several other important factors to consider. We are currently estimating higher tax expenses in Q3 and Q4. Also we expect the benefit of lower material costs during the first half of this year to be much more limited as these savings are being passed through to our customers.

Factoring this in, we anticipate that the third quarter will be lower than the previous quarters as was the case last year. Then we expect things to improve in the fourth quarter with the volume. Obviously, along with other companies we are taking a cautious stance on the next six months and we believe that's prudent. Despite the caution, Tom and I are pleased with our second quarter results and the ongoing positive trends which is further evidence that our previous actions and strategic initiatives are paying off.

So with that, Tom, I'll turn it back to you.

Thomas A. Burke, President & Chief Executive Officer

Yes, thanks, Mick. Turning to page 18, we are pleased with results of the second quarter and particularly I am pleased with the free cash flow generation. Overall, most of our end markets continue to hold steady, with flat-to-moderate growth. We clearly have some challenges in front of us, but we're meeting them head-on. Our Airedale business will be back up and running within the next month or so, and our European team is aggressively addressing the inefficiencies that are impacting margins on our truck program launches in the region.

As Mick mentioned, we are holding our guidance for the year despite these challenges. The first half of our fiscal year has been strong and we have clearly benefited from favorable material costs and modest market improvements. In addition, we'll continue to focus on growth opportunities, such as expansion into Russia, and the acquisition of Barkell in the United Kingdom.

So, with that, we'll take your questions.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

  QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And the first question comes from Mike Shlisky of JPMorgan. Please, go ahead.

<Q – Mike Shlisky>: Good morning, everybody.

<A>: Hey, Mike.

<A>: Hey, Mike.

<Q – Mike Shlisky>: I just wanted to ask a quick question about the pre-buy in Europe. It looks like some OEMs have pretty solid orders in Q3, which should be some of this going to [ph] Q4 from mainly Euro 5 product. Do you have any sense as to, just how much we could be seeing production in Europe in the fourth calendar quarter year? And if we see such a large increase in production, do you have the capacity to kind of meet that in a cost effective way?

<A>: First, we agree with your timing. Our anticipation is that our Q3 or calendar fourth quarter is going to see the bulk of the pre-buy impact, we've got that pretty well study. As I mentioned, it's kind of a moving target since it varies actually within region by country and different ways they're handling that.

We definitely have the capacity and we're going to benefit from it when we see that come up where we can.

<Q – Mike Shlisky>: Great, thanks. And then the other question, and if I missed this, I apologize, but just about some of the Asia programs that you have kind of coming on here in fiscal 2014, just wanted to know how it's going with I think you said last that you had 50 different programs slated for release this year. How is the ramp coming so far this year versus your expectations?

<A>: Well, I just got back from Asia and Tom Marry our COO and I were over there for the better part of the week in India and China. Those launches are coming along very well. India has actually seen the early part of those launches with programs +both in engine oil cooler business for automotive, power generation launches on stationary power and some additional truck support going into India.

China is lagging a little bit behind as far as the launch curve. They're going to have some fourth quarter launches in the oil cooler business along with some truck launches. Our first commercial truck launch is launching also in the fourth quarter. So we're just coming into the heart of those launches that will really take most effect in the next fiscal year.

<Q – Mike Shlisky>: Great. Thanks. And just one last one here, if I missed this, I apologize. In South America what types of customers shutdown or slowed their production during the quarter due to the unrest or other issues?

<A>: Yes and what we saw was disruptions not really labor disputes, but more or less logistical protests in front of some international type customers that we supply to which could be both truck and off-highway. Again, nothing prolonged, but just some people that took some downtime to get through the conditions. I think those are kind of are fading away. We anticipate those to be minimal over this next quarter, but there's still some impact of that, but it's – just some temporary shutdown periods for day or a shift and that type of thing that we felt through the last quarter.

<Q – Mike Shlisky>: Got it. Thank you. Thanks so much.

Operator:  The next question is from David Leiker of Baird. Please go ahead.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

<Q – David Leiker>: Good morning, everyone.

<A>: Good morning.

<A>: Good morning, David.

<Q – David Leiker>: A follow-up here on Europe for a bit, how much of your Euro 6 new business are you in production on today?

<A>: Percentage-wise, we're ramping up everything, okay. So, with just the ramp up is starting to really hit its form – hit its full form right about now. Obviously, it's going to peak in our next quarter, the first quarter in calendar year 2014. But I would say we're over the 50% mark as far as our anticipated volumes right now with those launches as far as the ramp up.

<Q – David Leiker>: Okay. And do you have any indication in the first calendar quarter what your production rates look like? It seems like the majority of these orders that we're getting out of Europe are Euro 5 orders. There is not a whole lot of Euro 6 orders in the marketyet.

<A>: Yes. Clearly, Euro 5 is accelerated or being, let's say higher, okay, and it's going to see that through this quarter, our third quarter. So, I'd say we're touching our anticipated half way mark of our Euro 6 levels through this next quarter. And we anticipate that to take full ramp up next year. How far they ramp up is the question, right? How much have we pulled ahead sales from Euro 6 into Euro 5 with this pull ahead is going to be the question. So, what do they get to in Euro 6 levels in our fourth quarter after the mandate change is going to be the key question.

<Q – David Leiker>: And then, you talk about some manufacturing efficiency, I think over in Europe, is that on the Euro 6 product that you're launching?

<A>: That's on Euro 6 product. Yeah, that's the – a lot of automation, highly automated lines we put in and again we anticipated and reported over the last couple of quarters, we're working on these things, getting them tuned in and we had to make some additional investment to get them stabilized and we've got the stability now that we need and we're fine tuning the let's say the day-to-day operation efficiency which we need, needed to guide, but this is going to be a few quarters before we get those where we want them.

<Q – David Leiker>: So, it sounds like you're having, I don't know if the word difficulties, challenges, in launching that business relative to what you thought it was going to be at the manufacturing line, is that fair?

<A>: That's a fair statement. I do want to say, David, we're extremely happy with the product in the field, and as far as delivering to the customer what we need, we're hitting every target. This is clearly internal efficiencies, it was, we've made some big automation assumptions into this product line, which we're now adjusting to get those right, and we have all the right people and made the right adjustments already, but it's just going to take a while to get the what I call stability, okay. That constant repeatability on the line where we need to be, but I want to be honest, it's going to take a few quarters to get there.

<Q – David Leiker>: How much impact does that have, I would imagine that lowers the returns on that business from when you originally booked it, how much of an impact?

<A>: Yeah. It's had an impact. I'll let Mick answer that.

<A – Michael B. Lucareli>: Yes. David, at this point, given the ramp-up, it's awfully hard for us to tell where we're at from how many of the – how many gross margin points. I would say, giving an example though in the quarter, it was up to $1 million to $2 million impact from where we would have liked to have been, just from a pure – if we were operating, at a call it optimal efficiency.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

<Q – David Leiker>: Is that $1 million or $2 million, you think you can get back or is that just a lower return on margin?

<A – Tom Burke>: No, we're focused and we're going to get it back; it's just a matter of time. And again, we have no concerns with the product – with delivery of product. This is purely the yield, and uptime focus we need to get. But it's going to take a couple of quarters and we'll keep you posted on how that goes.

<Q – David Leiker>: Okay. And then, the last item here. As you look in terms of your new bookings for new business looking out into 2014, 2015, what are you seeing there that you're been able to – just characterize to us what that backlog looks like and how that's evolving?

<A – Tom Burke>: Yes, well as the previous caller asked, we feel very, very positive, in Asia, we're going to pursuing these growth opportunities.

<Q – David Leiker>: Right.

<A – Tom Burke>: We have 60 something new programs we'll be starting, and those are really going to start taking hold. We'll start launching some gen set business in India this quarter. In the next quarter, the oil cooler business, automotive wise in India, is up and running with some new launches and increasing. The real investment we made into China for the diversifying into the automotive business, and taking advantage of our customer contacts and opportunities with the European side, and China is going to start taking hold in the fourth quarter next year and ramp up aggressively through the next calendar year.

If I look obviously in Europe, it's all about absorbing the Euro 6 launch that we're really getting into. North America has significant launches through the traditional folks and we have both in all segments that we're working on, whether it's coils business and off-highway, and the same with the expanding automotive applications in oil coolers and the like. So, we feel very comfortable with our order book, and what's coming, and we're really putting additional focus on growing those pursuit opportunities as we go forward.

<Q – David Leiker>: Okay. And then, just a detail question, Mick, the accelerated DNA. Was that equipment coming out of facilities that you're exiting or is it equipment that's not running the way you want it to be running?

<A>: No, it gets back to adjusting our manufacturing processes and this really was a decision we made several quarters ago when we looked at as part of the European restructuring, we decided to go ahead, bite the bullet and adjust one of our manufacturing processes, which meant increasing more semi-automated and more manual processes. In fact, investing in a little bit of additional equipment, but it also meant that we were going to write off some other equipment, David. So, it was two quarters and normally it would probably have been reported as an impairment when we made that decision, but due to the technicality that we were actually going to be using the equipment for another quarter or two. The proper way to classify would have been accelerated depreciation.

<Q – David Leiker>: Okay. Thanks for clarifying that. Thank you.

<A>: Thank you.

<A>: Thanks David.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

Operator:  The next question is from Walt Liptak of Global Hunter Securities. Please go ahead.

<Q – Walt Liptak>: Hi, thanks. Good morning, guys.

<A>: Good morning.

<Q – Walt Liptak>: I want to ask about the North American profits and for OE? And you called out the mix of business, I wonder if you could provide some color and maybe talk about what that mix is going to look like in the next quarter?

<A>: Yeah, Walt, this is Mick. The biggest impact and as Tom mentioned, they had a fair amount of tooling in the quarter. So we think about this as being flat up a little bit from a true volume standpoint. Then the next biggest driver there earnings improvement at least on the gross profit line was the favorable materials. That was a big driver. And then second, we had a little bit of additional mix benefit from some automotive components that are actually doing quite well, within that region. That was the biggest impact and we had a little bit in off-highway mix issue, but and as we go forward for the remainder of the year, that will be pretty much the same mix of businesses.

As Tom mentioned, we see this business with what's going on in off-highway and truck right now in North America being, call it flattish. The biggest challenge we'll have in front of us is the remainder of the year with flatter revenue. Some of those material benefits will go away as we continue to pass on the pricing to our customers. So that's kind of how we're looking at this for the next two quarters.

<Q – Walt Liptak>: Okay. Yes and the raw material, contractually that passes through – Does that start happening in the third quarter or is it in the fourth?

<A>: Yes, it actually started a quarter ago. We probably had is when we came out when Q1 with a really strong Q1 one of the things we wanted to make sure, everyone understood was part of that was call it the perfect storm in our favor. We had really bottomed out on metals. But yet the customers the way our pricing mechanism works, we're still using last year's prices. Throughout our fiscal year here, we have started to lower prices and it just depends on the contract with the customer. Some of them will get a price adjustment every quarter, some every six months and the longest ones would be one year.

So I think the last one will be coming up frankly on around January 1, but we've already passed on some prices on October 1, but then the remainder should be by the end of our fiscal year here.

<Q – Walt Liptak>:  Thanks for that and if I could switch over to the Airedale. The loss that you reported of $0.5 million, what was that related to? Is that a write-off or was that business disruption? If this was business disruption, have you've been able to quantify yet?

<A>: Yes. Good question. The $500,000, a $100,000 of that was an insurance deductible, that is not recoverable and then $400,000 that was a leased facility. It's important and I guess for us to make sure people know that, but that was a leased facility, but clearly, we have an obligation to rebuild the facility. And during our ownership or our leasing of that, we had done about $400,000 of lease improvements. So with the rebuilding of facility, we won't get those back. That was the $500,000. In the quarter, them being shutdown was hard to estimate because what would've actually gone out the door in the last three weeks, but we estimate it was up to $1 million impact in the quarter from an operating income standpoint.

<Q – Walt Liptak>: Okay. Okay. Thanks.

Operator:  I would now like to turn the conference back to Ms. Kathy Powers for any further remarks.

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Modine Manufacturing Co.	MOD	Q2 2014 Earnings Call	Oct. 31, 2013
Company▲	Ticker▲	Event Type▲	Date▲

Kathleen T. Powers, Vice President, Treasurer & Investor Relations

Thank you. This concludes today's call. Thank you for joining us this morning and thanks to your interest in Modine. Good bye.

Operator:  Ladies and gentlemen, thank you for participating in today's program. This does conclude the presentation and you may all disconnect.

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